News Release

IPSCO RECEIVES COMMITMENT FOR TWO MAJOR LARGE DIAMETER PIPELINE PROJECTS

[Lisle, Illinois] [February 2, 2006] – IPSCO Inc. (NYSE/TSX:IPS) announced today it has received a commitment from Enbridge reserving IPSCO’s large diameter pipe mills for the Waupisoo Pipeline Project and Stage 1 of the Southern Access Expansion Project.

While specifications are to be finalized, the Enbridge order of approximately 160,000 tons of spiral welded pipe will begin production in the second half of 2006. With these new commitments, IPSCO expects that its large diameter pipe mill will operate near capacity for the balance of the year.

The 380-kilometer long Waupisoo Pipeline will transport crude oil from the Alberta oil sands to the Edmonton area refinery hub. Stage 1 of the Southern Access Expansion Project includes 321 miles of pipeline from Superior, Wisconsin that will increase crude transportation capacity to the greater Chicago market.

“We are very pleased with the confidence that Enbridge has shown in our large diameter pipe manufacturing capabilities,” said IPSCO Executive Vice President and Chief Commercial Officer John Tulloch, “We look forward to working on these two significant projects with Enbridge.”

IPSCO, traded as “IPS” on both the New York and Toronto Stock Exchanges, operates steel mills at three locations and pipe mills at six locations in Canada and the United States. As a low cost North American steel producer, IPSCO has a combined annual steel making capacity of 3,500,000 tons. The Company’s tubular facilities produce a wide range of tubular products including line pipe, oil and gas well casing and tubing, standard pipe and hollow structurals, for a combined annual capacity of 1,725,000 tons. Steel can also be further processed at IPSCO’s five temper leveling and coil processing facilities.

This news release contains forward-looking information with respect to IPSCO’s operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including, but not limited to: weather conditions affecting the oil patch; drilling rig availability; demand for oil and gas; supply, demand and price for scrap metal and other raw materials; supply, demand and price for electricity and natural gas; demand and prices for products produced by IPSCO; general economic conditions and changes in financial markets. These and other factors are outlined in IPSCO’s regulatory filings with the Canadian securities regulators (at www.sedar.com) and the U.S. Securities and Exchange Commission (at www.sec.gov/edgar.shtml), including those in IPSCO’s Annual Report for 2004, its MD&A, particularly as discussed under the heading “Business Risks and Uncertainties,” its Annual Information Form, and its Form 40-F.

Investor Contact:	Media Contact:
Tom Filstrup	John Comrie, QC
Director, Investor Relations	Director, Trade Policy and Communications
Tel. 630-810-4772	Tel. 630-810-4730

Release #06-02

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